Exhibit 10.10

[Healthways logo]

August 25, 2016

Steve Janicak

Address on file

Dear Steve,

We are delighted to confirm the offer to join Healthways as Chief Growth Officer! We anticipate your start date to be September 13, 2016.  In your new position with us, you will report directly to me and play a pivotal role as a member of the Healthways Executive Leadership Team and in delivering on our purpose − − to create a healthier world one person at a time. We are excited about adding your talent to our team.

As you have undoubtedly experienced in the hiring process, our culture is one that fosters well−being improvement. Well−being improvement is not only what we do, it's who we are. We are the Living Lab for what we take to market and we expect our colleagues to proactively engage in improving your personal and our collective well−being in all five elements; physical, financial, social, community, and purpose. Our collective commitment to well−being improvement for our members and ourselves is foundational to our culture. It makes us strong, unique, and even somewhat quirky. Our culture envelopes us, connects us, and makes Healthways a magical place to work.

As part of this commitment to our culture, you'll be expected to follow all Healthways policies and procedures including our Code of Business Conduct.

Steve, we are convinced you are going to bring your A−game and we look forward to changing the world together.

Now, the good stuff:

Compensation and Benefits

•	Your base salary will be $345,000.00 or $13,269.23 payable bi−weekly.
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Your role also makes you eligible for our Colleague Bonus program. Your bonus award target is 50% of your eligible base earnings this fiscal year. Payout is contingent upon achievement of specific company performance targets and your individual performance objectives. All colleagues must be actively employed on the payout dates to be eligible.

•	A one-time grant of 25,000 restricted stock units (“RSUs”), vesting over three (3) years in equal annual installments.
•	A one-time grant of 25,000 market stock units (“MSUs”), vesting at the end (cliff vesting) of three (3) years.
•	You will receive a one-time signing bonus of $5,000.00 (grossed up for taxes) payable after 30 days of employment. Your signing bonus is contingent upon the execution of the Bonus Repayment Agreement.
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As a full−time, exempt employee, you will be eligible to receive our full complement of benefits following your eligibility waiting period for each of the plans. New colleagues have 30 days from hire date to make elections in order to activate your benefits.  Your benefit elections become effective on your 31st day of employment.  We have enclosed a summary of our Be Well benefits for your review.

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If you're at least 21 years old, you are eligible to participate in our 401(k) program on your first day of employment. In support of your financial well−being you will automatically be enrolled in the plan after 90 days of employment if you haven't already made elections. You may enroll at www.401k.com to select or change your deferral rate at any time.

•	Eligibility for our Capital Accumulation Plan (CAP).

Steve Janicak

Chief Growth Officer

Like all responsible companies, Healthways has a few conditions that come along with this offer.  See below for the fine print.

Prior Employment

You represent that you are not subject to any non−competition provisions or restrictive covenants that would prevent or affect your acceptance of this offer of employment and the performance of your employment obligations at Healthways. You further represent that the performance of your employment obligations will not violate or breach any other agreement or arrangement with a prior employer. In your work for the company, you will be expected not to use or disclose any confidential or proprietary information or trade secrets of any prior employer or other person to whom you have an obligation of confidentiality.

Restrictive Covenants

Upon acceptance of this offer, you understand and agree that your employment is contingent upon your execution of and delivery to the company of a Trade Secret and Proprietary Information Agreement enclosed. To translate, that means you need to protect our proprietary information.

At−Will Employment

You understand that your employment with Healthways is for an unspecified duration that constitutes at−will employment and that either you or the company can terminate this relationship at any time, with or without cause.

Company Events and Activities

While here, you'll have the opportunity to participate in a number of engaging activities and events that help you optimize your well−being. We take pictures at events and share them across our sites. Sometimes those photos, stories, and videos are so great that we use them for other purposes, such as recruiting videos, sales or client meetings, and even Board meetings. You accept that your image may be used by Healthways.

Background Check and Drug Test

You understand that this offer is contingent upon the successful completion of our background check and drug testing process.

Please return a signed copy of this offer letter to Ross Scott. Feel free to contact him directly should you have any questions or need assistance with the enclosed materials.

Welcome home!

Donato Tramuto

Acknowledged and Agreed:

/s/ Steve Janicak 8/25/2016

Steve JanicakDate

Addendum to Offer Letter for Steve Janicak dated August 25, 2016

Termination Provisions:

If your employment is terminated at any time without Cause(1) or if you terminate your employment for Good Reason(2), you will be entitled to receive:

All base salary and benefits due through the date of termination payable within thirty (30) days of the date of termination, with the date of such payment determined by the Company in its sole discretion.

Upon your execution of a full release of claims in favor of the Company, provided that such release must be executed and become effective and any revocation period must expire within sixty (60) days of the date of termination, you will also be entitled to receive:

An amount equal to your base salary for a total of twelve (12) months following the date of termination.(3)

Group medical benefits for twelve (12) months after the date of termination. The costs of the Company's portion of any premiums due will be included in your gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended.(3)

A pro-rata portion of any annual bonus for the year in which the termination occurs, based on actual Company performance, which pro-rata annual bonus amount will be determined after the end of the fiscal year for which the bonus plan was in place and paid in accordance with the terms of such bonus plan.

(1) The following events constitute “Cause” for termination:

Continued failure to substantially perform your duties after written notice and failure to cure within sixty (60) days;

Conviction of a felony or engaging in misconduct that is materially injurious to the Company, monetarily or to its reputation or otherwise, or that would damage your ability to effectively perform your duties;

Theft or dishonesty by you;

Intoxication while on duty; or

Willful violation of Company policies or procedures after written notice and failure to cure within thirty (30) days.

(2) You may terminate your employment by written notice of your resignation delivered within sixty (60) days after the occurrence of any of the following events, each of which shall constitute "Good Reason" for resignation and together shall be "Good Reason Events":

a.            a material reduction in your base salary (unless such reduction is part of an across-the-board reduction affecting all Company executives with a comparable role or title); and

b.            a requirement by the Company to relocate your residence, unless such relocation is mutually agreed upon by you and the Company.

You shall give the Company written notice of your intention to resign for Good Reason within sixty (60) days after the occurrence of one of the Good Reason Events.  The notice must state with reasonable specificity the Good Reason Event. Thereafter, the Company shall have sixty (60) days (the "Cure Period") to rescind the Good Reason Event(s).  If the Company rescinds the Good Reason Event(s) within the Cure Period, you no longer shall have the right to resign for Good Reason. If the Company fails to rescind the Good Reason Event(s) before the expiration of the Cure Period, then you may resign for Good Reason as long as the resignation for Good Reason occurs within thirty (30) days following the expiration of the Cure Period; otherwise the right to resign on the basis of such Good Reason Event(s) shall be deemed to have been waived.

(3) These amounts will be paid to you periodically at the Company's regular payroll dates commencing within sixty (60) days following the date of termination (the commencement date will be determined by the Company, in its sole discretion).